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                                                                    Exhibit 10.5

AMENDMENT TO 1989 STOCK OPTION PLAN

         RESOLVED, that pursuant to the authority granted to the Committee in Sections 3.4 and 6.4 of the 1989 Stock Option Plan, as amended, of the Company (the "1989 Plan"), stock options outstanding under the 1989 Plan are authorized to be amended (with the written consent of the holders thereof) to provide that such stock options shall not terminate upon the termination of employment and director status of such option holder with the Company or any of its affiliates if such option holder continues to serve as a consultant to the Company or such affiliates, and that instead, in such event, upon the subsequent termination of such holder's status as a consultant to the Company and its affiliates, such options shall terminate and cease to be exercisable on the same basis as would have been applicable under such options upon termination of employment and director status prior to such amendment.


AMENDMENT TO 1995 STOCK OPTION PLAN

         RESOLVED, that pursuant to the authority granted to the Committee in
Section 12 of the 1995 Stock Option Plan of the Company (the "1995 Plan"), stock options outstanding under the 1995 Plan are authorized to be amended (with the written consent of the holders thereof) to provide that such stock options shall not terminate upon the termination of employment of such option holder with the Company of any of its affiliates if such option holder continues to serve as a director of or consultant to the Company or such affiliates, and that instead, in such event, upon the subsequent termination of such holder's status as a director of and consultant to the Company and its affiliates, such options shall terminate and cease to be exercisable on the same basis as would have been applicable under such options upon termination of employment and director status prior to such amendment.





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